Exhibit 10.13

5 Penn Plaza, 14th Floor, New York, NY 10001, USA Tel (646) 731 1000 Fax (646) 674 1390 www.majescomastek.com	[LOGO]

Dec 1st 2014 (REVISED)

Mr. Ed Ossie

Dear Mr. Ossie,

We are pleased to offer you the position of Chief Operating Officer, Grade 18 for MAJESCOMASTEK. You will report to the undersigned.

Your start date will be on January 5th 2015

Compensation and Benefits

1.	Base Salary: Your base salary will be $340,000.00 per annum (Three Hundred and Forty Thousand Dollars per annuam) payable to you on a semi-monthly basis.

2.	On Target Bonus (OTB): You will be entitled to On Target Bonus (OTB) up to 30% of the base salary on achievement of the targets.

Stock options:

You will be Employee Stock Options under the company ESOP Plan. The ESOPs will be granted upon your joining and subject to the approval of compensation committee.

Benefits

In addition you will be entitled to the following benefits offered by MAJESCOMASTEK per the rules of the company and consistent with the package offered to other MAJESCOMASTEK staff:

•	Medical, Dental and Vision Health Insurance
•	Life, Accidental Death and Dismemberment
•	Short-term and Long-term Disability Insurance
•	Eighteen days earned paid vacation per year plus holidays

The position is currently based in Kansas City, KS.

The position may also require frequent travel. This may include travel to India and other countries outside the United States of America.

Terms of Employment

This offer is conditioned on your signing this offer letter and MAJESCOMASTEK’s Non-Disclosure Agreement.  This offer is also based on (i) a satisfactory background investigation and reference check; and (ii) satisfactory proof of your legal right to work in the United States.

The terms and conditions of your employment will be governed by applicable MAJESCOMASTEK policies, including but not limited to our Employee Handbook and Information Security Policy and procedures.

Termination

The employment which is “at will”, is subject to termination at any time without cause by the company with four (4) week notice. If employee decides to terminate the employment, Employee shall provide the company with four (4) week prior notice exclusive of any vacation time accrued and will return the Company all Company Property.

Severance

Your services are terminable with (4) week notice on either side. In the event that your employment with the Company is terminated at any time by the Company for any reason, you will be entitled to receive the following:

I.	6 months’ severance pay and benefits.
II.	Vesting with respect to any granted options program in effect subject to board approval.

This benefit will be given subject to compliance with all the restrictive covenants agreed by you and execution of such documents /agreements as may be required by the Company after termination of employment.

This at-will employment relationship cannot be changed except in a written format signed by the CEO of the company.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Please return a signed acceptance of this letter within 5 business days as indication that you find the offer acceptable. We look forward to your joining the MAJESCOMASTEK team. Please sign below so we may begin the process of indoctrinating you to MAJESCOMASTEK.

Sincerely,

	Accepted	/s/ Edward Ossie
/s/ Ketan Mehta
Ketan Mehta	Date	12-2-14
CEO